Exhibit 10.1
AGREEMENT
This Agreement (“Agreement”) is made by and between Michael Kramer (“EMPLOYEE”) and ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation with its principal place of business in New Albany, Ohio, which, together with its subsidiaries and affiliates, are collectively referred to herein as the “Company.”
     WHEREAS, Employee has been employed by the Company as an officer since on or about August 8, 2005;
     WHEREAS, the parties acknowledge it is in their individual and mutual best interests for Employee to separate from employment as an officer of the Company; and
     WHEREAS, the parties wish to define the terms and conditions of Employee’s separation from employment with the Company;
     NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:
1.	Separation Date. The Company and Employee agree that Employee shall separate from service with the Company effective August 18, 2008 (“Separation Date”).

2.	Resignation from Board of Directors and Other Positions. As of August 18, 2008, Employee hereby resigns (i) from any position he may hold on the Company’s Board of Directors and (ii) as a director, trustee, officer, managing member and/or member, and from any and all other positions of any kind or type whatsoever, with the Company and all of its subsidiaries and affiliates. Employee agrees to sign any and all separate letters of resignation and all other documents as requested by the Company to effectuate his resignation from all other positions he holds within any subsidiary or affiliate of the Company. After the signing of this Agreement, should the Company determine that any additional documents are necessary for the resignation of the Employee from his positions or to effectuate any transfer of authority, Employee agrees to execute said documents and return the original signed documents promptly to Ron Grzymkowski at 6301 Fitch Path, New Albany, Ohio 43054 as well as by fax to (614) 283-8740.

3.	Effective Date: For the purposes of this Agreement, the Effective Date of this Agreement shall be the eighth (8th) day after Employee signs this Agreement (“Effective Date”), unless Employee has revoked the Agreement prior to that time in the manner discussed in Paragraph 7(d) below.

4.	Consideration: The Company will provide to Employee the following (all hereinafter referred to collectively as the “Consideration”):
a.	Severance. The equivalent of twelve (12) months base salary in the amount of Seven Hundred Seventy Five Thousand and 00/100 dollars ($775,000.00), less applicable taxes and withholdings. This amount will be payable in 26 bi-weekly installments on each regularly scheduled pay period of the Company after the Effective Date; provided, however, that should Employee obtain subsequent employment which is deemed by the Company not to violate paragraph 5(d), and Employee provides notice of same pursuant to paragraph 5(a), any remaining unpaid portion of the severance shall be payable in one lump sum, less applicable taxes, upon the next regularly scheduled pay period after receipt of said notice from Employee.

b.	Incentive Compensation Bonus. The Company shall pay Employee an amount equal to the Incentive Compensation bonus for the period February 1, 2008 through July 31, 2008, determined on the same basis as other similarly situated executives of the Company based on the Company’s performance for the six month period, less applicable taxes. Said Incentive Compensation Bonus shall be paid at such time as Incentive Compensation bonuses are paid to executives.

c.	Equity Compensation. As of the Effective Date of this Agreement, the Company shall accelerate the vesting of certain of the Employee’s outstanding stock awards that would otherwise vest prior to August 9, 2009, comprising of the following:
a.	30,938 Restricted Stock Units, pursuant to which restrictions shall lapse as of the Effective Date and shall be deposited in Employee’s brokerage account, net of tax withholding, as soon as practicable following the Effective Date;

b.	42,000 Non Qualified Stock Options shall fully vest as of the Effective Date; all vested stock options held by Employee shall be exercisable for a period of three (3) months following the Separation Date.
d.	Medical and Dental Insurance Continuation. The Company shall pay Employee’s monthly health care and dental care continuation costs for family coverage under COBRA for a period not to exceed twelve (12) months from the Effective Date, or the date on which Employee becomes eligible to participate in the medical plan of a subsequent employer, whichever occurs earlier. The total cost to the Company under this paragraph shall not exceed Eleven Thousand Seven Hundred Seventy Six and 00/100 dollars ($11,776.00). Employee shall be responsible for any cost for said coverage which exceeds the amount stated above and will be responsible for the election and payment of any continuation of coverage once the limit is reached.

e.	Vacation. If applicable, the Company shall pay Employee any accrued, but unused vacation to which he is entitled. This payment, less applicable taxes and withholdings, will be payable in one lump sum upon the next regularly scheduled pay period after the Separation Date;

f.	Employment Related Expenses. Subject to the Company’s Travel and Expense Policy, payment of any unreimbursed employment related expenses incurred by Employee prior to the Separation Date. Payment shall be made on or before December 31, 2008;

h.	Qualified Savings and Retirement Plan. Employee shall be entitled to determine the desired treatment of the balance contained in his tax-qualified Savings and Retirement Plan according to the terms and conditions set forth in the plan;

i.	Non-Qualified Savings Plan. Employee shall be entitled to payment of the balance in his Non-Qualified Savings Plan according to the instructions previously provided for such payment. Notwithstanding the foregoing, no payment of any post 2004 contributions shall be made prior to the six month anniversary of the Separation Date;

j.	Life Insurance. Employee shall have the right to convert his existing life insurance coverage to an individual policy according to the terms set forth by the insurer. Employee shall pay the full cost of any such policy. Employee must apply for such conversion within 31 days of his Separation Date.
5.	Employee Covenants
a.	Notification of Subsequent Employment. In the event Employee obtains new employment during the twelve months (12) following the Effective Date, Employee shall notify the Company in writing within two (2) business days of his start of the new employment. Said notification shall be sent to Ron Grzymkowski at 6301 Fitch Path, New Albany, Ohio 43054.

b.	Non-Disclosure and Non-Use. Employee shall not, without the written authorization of the Chairman and Chief Executive Officer (“CEO”) of the Company, use (except for the benefit of the Company) any Confidential and Trade Secret Information relating to the Company. Employee shall hold in strictest confidence and shall not, without the written authorization of the Chairman and CEO of the Company, disclose to anyone, other than directors, officers, employees and counsel of the Company in furtherance of the business of the Company, any Confidential and Trade Secret Information relating to the Company. For purposes of this Agreement, Confidential and Trade Secret information includes: the general or specific nature of any concept in development, the business plan or development schedule of any concept, vendor, merchant or customer lists or other processes, know-how, designs, formulas, methods, software, improvements, technology, new products, marketing and selling plans, business plans, development schedules, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and information regarding the skills, compensation or duties of employees, independent contractors or consultants of the Company and any other information about the Company that is proprietary or confidential.

The restrictions set forth in this Section shall not apply to information that is or becomes generally available to the public or known within the Company’s trade or industry (other than as a result of its wrongful disclosure by Employee), or information received on a non-confidential basis from sources other than the Company who are not in violation of a confidentiality agreement with the Company. This confidentiality covenant has no temporal, geographical or territorial restriction.

Employee further represents and agrees that up to and after the Separation Date he is obligated to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding trading shares and/or exercising options related to the Company’s stock. Employee acknowledges that the Company has not provided opinions or legal advice to him regarding his obligations in this respect and that it is Employee’s responsibility to seek independent legal advice with respect to any stock or option transaction.

c.	Non-Disparagement and Cooperation. Neither Employee nor any officer, director or other authorized spokesperson of the Company shall state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in its/his market and community at large. Employee shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Employee. If at any time Employee should be required to cooperate with the Company pursuant to this Section, the Company agrees to reimburse Employee for reasonable costs and expenses incurred as a result thereof. Employee agrees that he will not speak or communicate with any party or representative of any party, who is known to Employee to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless Employee receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company.

d.	Non-Competition. During the twelve (12) month period following the Effective Date (the “Non-Competition Period”), Employee shall not, directly or indirectly, without the prior written consent of the CEO, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any entity listed on Appendix A attached to this Agreement, any of their former, current or future subsidiaries and affiliates (even if said subsidiary or affiliate becomes unrelated to the entity on Appendix A at some future date), and any other entity that the Company determines is a competitor of the Company (“Competing Entity”); provided, however, that the “beneficial ownership” by Employee after the Effective Date, either individually or by a “group” of which Employee is a member as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of less than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this paragraph 5(d).

e.	Non-Solicitation. During the twenty four (24) month period following the Effective Date, (the “Non-Solicitation Period”) Employee shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was a customer or supplier of the Company or otherwise had a business relationship with the Company. During the Non-Solicitation Period, Employee shall not hire, solicit for hire, aid in the hire, or cause to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six (6) month period prior thereto, as an employee, contractor or consultant of the Company.

f.	Confidentiality. Employee agrees not to at any time talk about, write about, or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with: (1) an attorney, accountant, or other advisor engaged by Employee to advise him; (2) the Internal Revenue Service or other governmental agency upon proper request; and (3) his immediate family, providing that all such persons agree in advance to keep said information confidential and not to disclose it to others.

g.	Remedies. Employee agrees that any breach of the terms of Paragraphs 5(b) through 5(f) of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Employee agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and threatened breach and/or continued breach by Employee and/or any and all persons and/or entities acting for and/or with Employee, and without having to prove damages and to all costs and expenses incurred by the Company in seeking to enforce its rights under this Agreement. These remedies are in addition to any other remedies to which the Company may be entitled at law or in equity. Employee agrees that the covenants of Employee contained herein are reasonable and the Company would not have entered into this Agreement but for the inclusion of such covenants. Without limitation on the foregoing, the Company may cancel or recover from Employee, and Employee shall repay promptly and forfeit, the payments and consideration provided Employee in Paragraph 4 in the event that he violates the covenants contained herein. The existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Agreement; provided, however that this Paragraph shall not, in and of itself, preclude Employee from defending himself against the enforceability of the covenants and agreements of this Agreement.
6.	Release of All Claims. Employee does hereby for himself and for each of his past, present and future heirs, administrators, executors, representatives, agents, attorneys, assigns and all others claiming by or through him or them, forever release and discharge the Company, and its past, present and future shareholders, representatives, agents, servants, parents, subsidiaries, affiliates, divisions, officers, directors, employees, insurers, successors, predecessors, administrators, attorneys, assigns and all others claiming by or through them (hereinafter “the Released Parties”) from any and all charges, claims, demands, judgments, actions, causes of action, damages, debts, agreements, remedies, promises, suits, losses, obligations, expenses, costs, attorneys’ fees, liabilities and claims for relief of every kind and nature, whether matured or unmatured, known or unknown, direct or indirect, foreseen or unforeseen, vested or contingent, in law, equity or otherwise, under any federal or state statute or common law, which Employee has ever had, now has, or may have in the future, against any of the Released Parties for or on account of any matter, cause or thing whatsoever that was or could have been asserted or that occurred prior to the date of Employee signing this Agreement. This release shall include without limitation all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Ohio Civil Rights Act, any claim for unpaid wages, and any other federal and state civil rights laws or laws relating to employment. The parties exclude from Employee’s release all obligations expressly created or preserved by this Agreement, any statutory or common law rights Employee may have with respect to indemnification as an employee and officer of the Company (and any deductible with respect to any applicable directors and officers liability insurance maintained by the Company), all rights Employee would have absent this Agreement in restricted shares or stock options he currently owns, including all rights to exercise such options subsequent to the Effective Date of this Agreement, and all funds and rights Employee has in any pension, 401 (K), non-qualified plan or similar plan (collectively referred to as “unreleased rights”). Any unreleased rights of Employee shall be subject to the procedures, requirements, limitations, conditions and/or prerequisites set forth in any plan governing said rights.

7.	Age Discrimination Claims and Older Worker’s Benefit Protection Act Terms. Employee specifically acknowledges that the release of his claims under this Agreement includes, without limitation, waiver and release of all claims against the Company and Released Parties under the federal Age Discrimination in Employment Act (“ADEA”), and Employee further acknowledges and agrees that:
a.	Employee waives his claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that certain of the benefits provided thereby constitute consideration of value to which the Employee would not otherwise have been entitled;

b.	Employee was and is hereby advised to consult an attorney in connection with this Agreement;

c.	Employee has been given a period of 21 days within which to consider the terms of this Agreement;

d.	Employee may revoke his signature on this Agreement for a period of 7 days following his execution of this Agreement, rendering the Agreement null and void. If Employee chooses to revoke this Agreement within the 7 day period, he must do so in writing to Ron Grzymkowski, Abercrombie & Fitch, 6301 Fitch Path, New Albany, OH 43054;

e.	this Agreement is written in plain and understandable language which Employee fully understands;

f.	this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the federal Older Worker Benefit Protection Act; and

g.	Employee does not waive any rights or claims that may arise after the date the waiver is executed.
8.	Complete and Absolute Defense. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.

9.	Non-Admission. It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.

10.	Return of Property. Employee agrees that he shall immediately return to the Company all Company documents and property in his possession or control including, but not limited to, Personal Computer(s) and all Software, Security Keys and Badges, Price Lists, Supplier and Customer Lists, Employee Lists, including compensation, salary and benefit information, Files, Reports, all correspondence both internal and external (memo’s, letters, quotes, etc.), Business Plans, Budgets, Designs, and any and all other property of the Company; and the Company shall promptly return to Employee his personal property and files.

11.	Tax Matters. Employee agrees that he shall be exclusively liable for payment of any and all taxes due by him in connection with the Severance and agrees to indemnify the Company for any liability incurred because of Employee’s failure to pay such taxes, assessments, reimbursements, or penalties, which may be assessed by any taxing authority in connection with any payments made pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Agreement comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended and any guidance issued thereunder, and this Agreement shall be interpreted accordingly.

12.	Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement, consisting of nine (9) pages plus Appendix

A and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Employee further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Employee also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

13.	Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally-executed Agreement.

14.	Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of Ohio. Any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement, shall be brought and tried only in the Court of Common Pleas, Franklin County, Ohio except that the Company, in its sole election and discretion, can bring suit in any jurisdiction in which Employee may be in violation of this Agreement. Employee consents to the jurisdiction of the Court of Common Pleas, Franklin County, Ohio or any other jurisdiction in which the Company has the right to bring suit and expressly waives his right to cause any such actions or proceedings to be brought or tried elsewhere.

15.	Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company.

16.	Assignability. Employee’s obligations and agreements under this Agreement shall be binding on the Employee’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may, at any time, assign this Agreement or any of its rights or obligations arising hereunder to any party.

17.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.
     IN WITNESS WHEREOF, the undersigned has hereto set his hand this 22nd day of July, 2008.

WITNESSED:

/s/ Melinda R. McAfee	/s/ Michael W. Kramer

Michael Kramer

     IN WITNESS WHEREOF, the undersigned has hereto set its hand this 22nd day of July, 2008.

WITNESSED:	ABERCROMBIE & FITCH MANAGEMENT CO.

/s/ Melinda R. McAfee	/s/ Ronald M. Grzymkowski

Name

Senior Vice President — HR

Position

Appendix A

Aeropostale	J. Crew
(all divisions/brands)	(all divisions/brands)

American Eagle Outfitters	Limited Brands
(all divisions/brands)	(all divisions/brands)

Victoria’s Secret	Ralph Lauren
(all divisions/brands)	(all divisions/brands)

Gap, Inc.	Pacific Sunwear of California, Inc.
(all divisions/brands)	(all divisions/brands)

Levis
(all divisions/brands)

/s/ Michael W. Kramer	/s/ Ronald M. Grzymkowski

Michael Kramer	ABERCROMBIE & FITCH MANAGEMENT CO.